CONTACT:

Bell Industries, Inc.
John A. Fellows/Mitchell I. Rosen
310-563-2355

PondelWilkinson Inc.
Roger S. Pondel/Angie H. Yang
310-279-5980

BELL INDUSTRIES REPORTS 2005 FINANCIAL RESULTS

El Segundo, California – April 18, 2006 – Bell Industries, Inc. (AMEX:BI) today reported financial results for the year and fourth quarter ended December 31, 2005.

Revenue for 2005 amounted to $130.9 million, compared with $144.0 million for 2004. The company’s net loss for 2005 was $799,000, equal to $0.09 per share, which included approximately $1.8 million in charges, including $325,000 of costs associated with a severance agreement for a former executive in the third quarter and approximately $1.5 million of charges and costs in the fourth quarter. For 2004, Bell sustained a net loss of $953,000, or $0.11 per share.

For the 2005 fourth quarter, revenue totaled $25.7 million, compared with $26.2 million for the corresponding prior-year period. Including the charges and costs, Bell registered a net loss for the 2005 fourth quarter of $1.5 million, equal to $0.18 per share, compared with a net loss of $767,000, or $0.09 per share, last year.

In the fourth quarter, the company posted approximately $600,000 in staff separation and reorganization charges. In addition, Bell incurred approximately $850,000 in higher-than-usual start up and related costs associated with a new depot services contract. The higher start-up and related costs on the new contract continued to be incurred during the first quarter of 2006.

John A. Fellows, who was appointed chief executive officer of Bell Industries in October 2005, said, “We believe that the significant operational changes recently completed within Bell Tech.logix (BTL) will have a positive and lasting effect on our associates, customers and prospects. By realigning our resources dedicated to BTL’s product group, we fully expect to realize revenue growth for the segment in 2006. Additionally, we will leverage existing product relationships and capitalize on our certification as a Microsoft Large Account Reseller for the education practice. Within BTL’s services segment, we reduced non-operational headcount and successfully recruited a number of leading executives from technology based service companies.

“We have a strong focus on strengthening client relationships. In fact, a number of service offerings currently provided to Philip Morris USA have been extended. I am confident that our aggressive management transition over the past 120 days has properly positioned BTL for improved operational execution and substantial global business expansion in the years ahead.”

For the 2005 fourth quarter, BTL posted net revenues of $14.9 million, compared with $16.6 million in the prior-year period. Product sales amounted to $6.7 million, compared with $9.6 million in the 2004 fourth quarter. Services revenues rose to $8.2 million in the 2005 fourth quarter from $7.0 million a year earlier, primarily attributable to continued strength in BTL’s reverse logistics and depot repair business. BTL had an operating loss of $1.5 million for the 2005 fourth quarter, versus a loss of $469,000 last year.

Fellows added, “Both J.W. Miller and our Recreational Products Group delivered improved operating results for the year and fourth quarter. Overall, we are now completely focused on driving profitable revenue growth in each of our business units.”

At Bell’s Recreational Products Group, net revenues for the 2005 fourth quarter rose 7.2% to $8.4 million from $7.9 million last year, primarily reflecting higher preseason marine product shipments and an early snow season which generated additional sales of snow related products. The division sustained a lower operating loss of $122,000 for the 2005 fourth quarter, compared with a loss of $221,000 a year ago.

Revenues at J. W. Miller, Bell’s electronic components operation, advanced 34.9% to $2.3 million in the 2005 fourth quarter from $1.7 million a year earlier. Operating income increased 80% to $520,000 from $289,000 a year ago.

Bell’s balance sheet at year-end remained strong, with no bank debt. At December 31, 2005, cash and cash equivalents totaled $7.3 million, and net working capital amounted to $18.6 million, compared with $10.8 million and $19.1 million, respectively, at December 31, 2004. The company said the lower cash amount at December 31, 2005 principally reflected the timing of collections. At year-end, shareholders’ equity totaled $20.3 million, or $2.37 per share, compared with $20.8 million, or $2.47 per share, at December 31, 2004.

Fellows concluded, “I am pleased with our recent progress. We are absolutely focused, and we have taken significant steps to properly align our existing resources and attract new resources so that we can quickly become market leaders in the industries which we serve. I look forward to Bell’s growth and success in the years ahead.”

About Bell Industries, Inc.

Bell is comprised of three diversified business units, Bell Tech.logix, Recreational Products Group and J.W. Miller. Bell Tech.logix offers a comprehensive portfolio of technology products and managed lifecycle services, including planning, product sourcing, deployment and disposal, and support services. Bell’s Recreational Products Group distributes after-market parts and accessories primarily to the recreational vehicle and boating markets. J.W. Miller manufactures and sells standard and custom magnetic components used in electronic applications for computer, medical, lighting and telecommunication equipment.

Forward-Looking Statements

Certain matters discussed in this news release are forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from current trends. These include, but are not limited to, BTL being positioned for substantial global business expansion, as well as other factors described in the company’s public filings from time to time.

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(Tables Follow)
Bell Industries, Inc.
Consolidated Operating Results
(In thousands, except per share data)
(Unaudited)

	Three months ended		Year ended
	December 31		December 31
	2005	2004	2005	2004
Net revenues
Products	$17,462	$19,187	$100,266	$113,832
Services	8,232	7,031	30,670	30,122

	25,694	26,218	130,936	143,954

Costs and expenses
Cost of products sold	13,413	15,046	79,097	92,879
Cost of services provided	7,152	5,808	25,184	24,227
Selling and administrative	6,703	6,185	27,331	27,187
Interest, net	(94)	(54)	(275)	(161)
Special items (1)			325	700

	27,174	26,985	131,662	144,832

Loss before income taxes	(1,480)	(767)	(726)	(878)
Income tax expense	13		73	75

Net loss	$(1,493)	$(767)	$(799)	$(953)

Basic and diluted share data
Net loss per share	$(.18)	$(.09)	$(.09)	$(.11)

Weighted average common stock	8,490	8,418	8,466	8,385

OPERATING RESULTS BY BUSINESS SEGMENT
Net revenues
Technology Solutions
Products	$6,730	$9,619	$46,035	$60,149
Services	8,232	7,031	30,670	30,122

	14,962	16,650	76,705	90,271
Recreational Products	8,425	7,858	45,858	45,907
Electronic Components	2,307	1,710	8,373	7,776

	$25,694	$26,218	$130,936	$143,954

Operating income (loss)
Technology Solutions	$(1,490)	$(469)	$(1,532)	$(780)
Recreational Products	(122)	(221)	1,408	1,319
Electronic Components	520	289	1,923	1,526
Corporate costs	(482)	(420)	(2,475)	(2,404)
Special items (1)			(325)	(700)

	(1,574)	(821)	(1,001)	(1,039)
Interest, net	94	54	275	161
Income tax expense	(13)		(73)	(75)

Net loss	$(1,493)	$(767)	$(799)	$(953)

(1)	Special item in 2005 represents costs associated with a severance agreement for a former executive. Special item in 2004 represents costs associated with an employment agreement for another former executive.

Bell Industries, Inc.
Consolidated Condensed Balance Sheet
(In thousands)
(Unaudited)

December 31	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$7,331	$10,801
Accounts receivable	15,306	11,455
Inventories	12,764	14,364
Prepaid expenses and other	2,701	1,813

Total current assets	38,102	38,433

Fixed assets, net	3,143	3,139
Other assets	3,108	3,617

	$44,353	$45,189

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Floor plan payables	$68	$2,172
Accounts payable	11,023	8,998
Accrued payroll and liabilities	8,440	8,178

Total current liabilities	19,531	19,348

Long-term liabilities	4,518	5,025
Shareholders’ equity	20,304	20,816

	$44,353	$45,189